Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of INVO Bioscience, Inc. of our report dated April 16, 2024, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, relating to the consolidated financial statements of INVO Bioscience, Inc., which appears in its Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ M&K CPAS PLLC .
M&K CPAS PLLC

The Woodlands, Texas May 21, 2024